EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter and Full Year 2014 Financial Results

•	Net sales of $1.0 billion for the fourth quarter and $3.4 billion for 2014

•	GAAP earnings per fully diluted share of $1.89 for the fourth quarter and $3.91 for 2014

•	Cash and marketable securities of $2.0 billion, net cash of $1.8 billion

•	2014 full year bookings of 2.5GWdc; 2015 year-to-date bookings of 311MWdc

TEMPE, Ariz., Feb 24, 2014 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the fourth quarter and year ended December 31, 2014. Net sales were $1,008 million in the quarter, an increase of $119 million from the third quarter of 2014. The sequential increase in net sales resulted from the sale of the Solar Gen 2 project, initial revenue recognition on the Silver State South project and other projects under construction. Revenue recognition from the Desert Sunlight and Topaz projects were lower as the projects reached completion.
The Company reported a fourth quarter GAAP earnings per fully diluted share of $1.89, compared to earnings of $0.87 in the prior quarter. The increase in net income compared to the prior quarter was due to higher profit from the sale of the Solar Gen 2 project and project cost improvements.
Cash and marketable securities at the end of the fourth quarter were approximately $2.0 billion, an increase of approximately $876 million compared to the prior quarter. Cash flows from operations were $928 million in the fourth quarter. The increase in cash and marketable securities during the quarter was due to the sale of the Solar Gen 2 project and the collection of retention payments on the Topaz and Desert Sunlight projects.
“We closed 2014 with strong execution across all fronts” said Jim Hughes, CEO of First Solar. “We have exceeded the earnings per share, operating cash flow and bookings targets that we set at our 2014 Analyst Day. In addition we have announced another new record cell efficiency. With our strong bookings we are well positioned as we enter 2015 and remain focused on executing to our strategy.”
Additionally, the Company announced yesterday that it is in advanced negotiations to form a joint YieldCo vehicle with SunPower Corp. into which each company expects to contribute a portfolio of selected solar generation assets from their existing portfolio of assets. Additional details about the joint venture will be provided when they become available.
The Company also provided guidance for the first quarter of 2015 as follows:

•	Net Sales of $550 to $650 million

•	Loss of $(0.25) to $(0.35) per fully diluted share

•	Cash used in operating activities of $(400) to $(500) million

Financial guidance for revenue, earnings, and operating cash flow for the first quarter is lower relative to results in prior periods primarily due to the completion of the Desert Sunlight and Topaz projects and the retention of projects on balance sheet in relation to the announced plan to pursue a joint YieldCo vehicle with SunPower. This is also expected to weigh on financial results in future quarters over the near-term. However, the Company believes this strategy will generate significant value for shareholders over the long-term.

www.firstsolar.com

First Solar has scheduled a conference call for today, February 24, 2015 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm.
An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, March 2, 2015 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 7310252. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, solar module efficiency and balance of systems (BoS) cost reduction roadmaps, restructuring, product reliability and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct photovoltaic (PV) solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.
Contacts

First Solar Investors                                First Solar Media
David Brady                                    Steve Krum
+1 602-414-9315                                +1 602-427-3359
dbrady@firstsolar.com                                 steve.krum@firstsolar.com
or
Steve Haymore
+1 602-414-9315
stephen.haymore@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,482,054	$1,325,072
Marketable securities	509,032	439,102
Accounts receivable trade, net	135,434	136,383
Accounts receivable, unbilled and retainage	76,971	521,323
Inventories	505,088	388,951
Balance of systems parts	125,083	133,731
Deferred project costs	29,354	556,957
Deferred tax assets, net	91,565	63,899
Assets held for sale	20,728	132,626
Notes receivable, affiliate	12,487	—
Prepaid expenses and other current assets	202,670	94,720
Total current assets	3,190,466	3,792,764
Property, plant and equipment, net	1,402,304	1,385,084
PV solar power systems, net	46,393	—
Project assets and deferred project costs	810,348	720,916
Deferred tax assets, net	222,326	296,603
Restricted cash and investments	407,053	279,441
Investments in unconsolidated affiliates and joint ventures	255,029	17,321
Goodwill	84,985	84,985
Other intangibles, net	119,236	117,416
Inventories	115,617	129,664
Note receivable, affiliate	9,127	—
Other assets	61,555	59,308
Total assets	$6,724,439	$6,883,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,656	$261,333
Income taxes payable	1,727	6,707
Accrued expenses	388,156	320,077
Current portion of long-term debt	51,918	60,543
Billings in excess of costs and estimated earnings	195,346	117,766
Payments and billings for deferred project costs	60,591	642,214
Other current liabilities	88,702	179,421
Total current liabilities	1,001,096	1,588,061
Accrued solar module collection and recycling liability	246,307	225,163
Long-term debt	165,003	162,780
Other liabilities	284,546	404,381
Total liabilities	1,696,952	2,380,385
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 100,288,942 and 99,506,941 shares issued and outstanding at December 31, 2014 and 2013, respectively	100	100
Additional paid-in capital	2,697,558	2,646,022
Accumulated earnings	2,279,689	1,882,771
Accumulated other comprehensive income (loss)	50,140	(25,776)
Total stockholders’ equity	5,027,487	4,503,117
Total liabilities and stockholders’ equity	$6,724,439	$6,883,502

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Net sales	$1,007,993	$768,437	$3,391,814	$3,308,989
Cost of sales	699,611	579,141	2,564,709	2,446,235
Gross profit	308,382	189,296	827,105	862,754
Operating expenses:
Research and development	34,944	38,421	143,969	134,300
Selling, general and administrative	70,968	65,661	253,827	270,261
Production start-up	3,249	—	5,146	2,768
Restructuring and asset impairments	—	24,892	—	86,896
Total operating expenses	109,161	128,974	402,942	494,225
Operating income	199,221	60,322	424,163	368,529
Foreign currency loss, net	(2,628)	(104)	(3,017)	(259)
Interest income, net	4,326	4,219	16,048	14,868
Other income (expense), net	5,213	(1,945)	(5,203)	(4,758)
Income before taxes and equity in earnings of unconsolidated affiliates	206,132	62,492	431,991	378,380
Income tax (expense) benefit	(10,545)	2,982	(30,124)	(25,179)
Equity in earnings of unconsolidated affiliates, net of tax	(3,628)	(214)	(4,949)	(163)
Net income	$191,959	$65,260	$396,918	$353,038
Net income per share:
Basic	$1.91	$0.66	$3.97	$3.77
Diluted	$1.89	$0.64	$3.91	$3.70
Weighted-average number of shares used in per share calculations:
Basic	100,246	99,471	100,048	93,697
Diluted	101,509	101,260	101,643	95,468

4
www.firstsolar.com